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                                                                    Exhibit 23





Consent of Independent Auditors


The Board of Directors and Stockholders
inTEST Corporation:

We consent to incorporation by reference in the registration statement (No. 333-44059) on Form S-8 of inTEST Corporation of our report dated February 27, 1998, relating to the consolidated balance sheets of inTEST Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedule, which report appears in the December 31, 1997 annual report on Form 10-K of inTEST Corporation.

                                                     KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
March 27, 1998